Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 25, 2021
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS 2020 EARNINGS

●	Net income of $35.4 million in 2020, as compared to $36.0 million for 2019, including an increase in provision for loan and lease losses in 2020 of $6.0 million.
●	Loans & Leases, Net of Fees had record growth of $694.5 million, or 39% during the year ended 2020 and by $82.7 million, or 3% in the fourth quarter of 2020 as compared to the third quarter of 2020
●	Deposits increased by $456.2 million, or 21% during the year ended 2020 and by $32.9 million, or 1% in the fourth quarter of 2020 as compared to the third quarter of 2020
●	The Company's return on average assets was 1.22%, return on average equity was 10.80%, and diluted earnings per share were $2.32 for the twelve months ended 2020.

Porterville, CA – January 25, 2021 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced fourth quarter of 2020 net income of $9.0 million, or $0.58 per diluted share, compared to net income of $9.3 million, or $0.60 per diluted share, in the fourth quarter of 2019. The Company's return on average assets was 1.12% in the fourth quarter of 2020, as compared to 1.41% in the fourth quarter of 2019, with return on average equity of 10.49% as compared to 11.97%, for the same comparative periods. The nominal change in net income is driven primarily by a higher provision for loan and lease losses and noninterest expense, which was mostly offset by higher net interest income due mostly to higher loan balances combined with a lower cost of funds on interest bearing liabilities and higher noninterest income.

For the year ended 2020, the Company recognized net income of $35.4 million, or $2.32 per diluted share, as compared to $36.0 million, or $2.33 per diluted share, for the same period in 2019.

“Success is no accident.  It is hard work, perseverance, learning, studying, sacrifice and most of all, love of what you are doing.”  - Pele

" In 2020, our banking team pivoted operationally, continued to focus on quality growth, and demonstrated their commitment to providing the best experience possible for our customers." stated Kevin McPhaill, President and CEO. "All banks encountered new challenges this past year due to an unprecedented pandemic which continued into fourth quarter. We are proud of how our Bank met these challenges. Our strong results demonstrate that our focus on the communities that we serve provide the core loans and deposits needed to continue this success in 2021!", McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the fourth quarter of 2019)

●	The $4.0 million increase in net interest income is due to a $2.0 million increase in interest income attributable mostly to higher loan volumes partially offset by lower rates. The interest income growth was enhanced by a $2.0 million decrease in interest expense due to an increase in noninterest bearing deposits and lower rates on the remaining deposits and borrowed funds.

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January 25, 2021

●	The provision for loan & lease losses is $1.7 million higher primarily due to the increase in core loan volume as well as continued uncertainty in the economy.
●	The $0.2 million favorable increase in noninterest income is due to a $0.2 million loss from the sale of debt securities in the fourth quarter of 2019. Customer service charges on deposit accounts were lower in the quarterly comparison, but increases in debit card interchange income mostly offset the decrease.
●	Noninterest expense increased by $2.8 million, due mostly to a $2.1 million increase in salaries and benefits, a $0.2 million increase in FDIC assessments, and a $0.5 million increase in legal expenses.

Year to-Date Changes (comparisons to the year ended 2019)

●	Net income decreased by $0.5 million, or 1%. While overall net income remained relatively flat year-over-year, there were some changes in individual line items, including a $6.0 million increase in the provision for loan and lease losses and a $5.3 million increase in noninterest expense, which were mostly offset by a $7.5 million increase in net interest income as well as increases in noninterest income
●	The primary driver of the favorable change in net interest income was from the growth in noninterest bearing and low-interest bearing deposits in 2020. In addition, the impact of lower rates on earning assets was mostly offset by both a growth in loan balances and a shift in earning assets from investments to loans.
●	Noninterest income increased by $2.7 million, or 11%, due in part to the fourth quarter changes described above in the quarterly comparison, but also because of an increase in the fair market value of restricted stock, fluctuations in income on BOLI associated with deferred compensation plans, lower tax credit fund expenses which are netted out of revenue, a $1.5 million gain from the disposal of a tax credit fund investment and a $0.4 million gain from the sale of debt securities.
●	Noninterest expense increased $5.3 million, or 8%, due mostly to a $4.2 million increase in salaries and benefits expense. Deposit services and other professional services also contributed to the difference in the year-to-date comparisons.

Balance Sheet Changes (comparisons to December 31, 2019)

●	Total assets increased by $626.9 million, or 24%, to $3.2 billion, for the year.
●	Net loan growth of $694.5 million, or 39%, during 2020, was highlighted by a $507.9 million increase in non-agricultural real estate loans, as well as a $118.6 million increase in mortgage warehouse lines and $119.4 million in Paycheck Protection Program (PPP) loans.
●	Deposits increased by $456.2 million, or 21%, during 2020. The growth in deposits came primarily from noninterest bearing or low-cost transaction accounts, including savings accounts. The increase in brokered deposits offset the decrease in customer time deposits.
●	Other interest bearing liabilities increased $136.3 million as we utilized overnight FHLB borrowings and fed funds purchased to partially fund loan growth in 2020, including PPP loans and increased utilization of mortgage warehouse lines.

Sierra Bancorp Financial Results

January 25, 2021

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)
	At or For the		At or For the	At or For the
	Three Months Ended		Three Months Ended	Twelve Months Ended
	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019
Net Income	$8,979	$10,356	$9,285	$35,444	$35,961
Diluted Earnings per share	$0.58	$0.67	$0.60	$2.32	$2.33
Return on Average Assets	1.12%	1.34%	1.41%	1.22%	1.40%
Return on Average Equity	10.49%	12.34%	11.97%	10.80%	12.23%

Net Interest Margin (Tax-Equivalent)	3.91%	3.98%	4.15%	3.95%	4.19%
Yield on Average Loans and Leases	4.41%	4.56%	5.33%	4.65%	5.47%
Cost of Average Total Deposits	0.09%	0.10%	0.43%	0.16%	0.53%
Efficiency Ratio (Tax-Equivalent)¹	58.68%	53.74%	57.30%	57.18%	57.46%

Total Assets	$3,220,742	$3,199,618	$2,593,819	$3,220,742	$2,593,819
Loans & Leases Net of Deferred Fees	$2,459,964	$2,377,222	$1,765,461	$2,459,964	$1,765,461
Noninterest Demand Deposits	$943,664	$975,750	$690,950	$943,664	$690,950
Total Deposits	$2,624,606	$2,591,713	$2,168,374	$2,624,606	$2,168,374
Noninterest-bearing Deposits over Total Deposits	36.0%	37.6%	31.9%	36.0%	31.9%

Shareholders Equity / Total Assets	10.7%	10.5%	11.9%	10.7%	11.9%
Tangible Common Equity Ratio	9.8%	9.6%	10.4%	9.8%	10.4%
Book Value per Share	$22.35	$21.92	$20.24	$22.35	$20.24
Tangible Book Value per Share	$20.29	$19.48	$18.09	$20.29	$18.09

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income increased $4.0 million to $28.8 million for the fourth quarter of 2020 over the fourth quarter of 2019 and increased $7.5 million to $104.8 million for the year ended 2020 relative to the same period in 2019. For the fourth quarter of 2020, growth in average interest-earning assets totaled $568.9 million, or 24%, as compared to the fourth quarter of 2019. Although the yield on these balances was 61 basis points lower for the same period, the decrease in our cost of interest-bearing liabilities for the same period was 54 basis points resulting in an overall decline in net interest margin of 24 basis points. The increase in net interest income for the comparative year-to-date periods was due to volume increases of average interest earning assets as well as a favorable change in our deposit mix, which more than made up for the decrease in the net interest margin.

Our 2020 net interest margin has been impacted primarily by the following:

●	Market conditions, including five interest rate cuts by the Federal Open Market Committee totaling 225 bps over the past 12 months, negatively impacted our yield on existing adjustable and variable rate portfolio loans and created a lower initial interest rate for new loan volumes. In addition, given the low rate environment, loan demand for our mortgage warehouse lines increased, resulting in a $87.1 million, or a 65% increase in average balances during the year ended 2020. The average yield on mortgage warehouse lines declined to 3.22% from 4.24% for the comparative periods.
●	Origination of SBA PPP loans, issuing 1,336 loans with a remaining balance of $119.4 million to assist our customers impacted by the COVID 19 Pandemic. We have collected $5.0 million in loan fees related to PPP

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January 25, 2021

loans from the SBA, of which net of costs, $2.7 million has accreted into income with the remaining deferred balance accreting over the stated life of the loan.

On December 31, 2020, our outstanding fixed-rate loans represented 26% of our loan portfolio. Adjustable-rate loans represent 64% of our loan portfolio and range in adjustment periods from 30 days to 10 years, with most of these subject to repricing after 3-years. There are $64.0 million of these adjustable-rate loans scheduled to adjust in the next quarter. Approximately 79% or $1.2 billion of these loans will not begin repricing until after three years, with $795.0 million repricing after five years. About 10% of our total portfolio, or $242.2 million, consists of variable rate loans. Of these variable rate loans, approximately $90.9 million have floors, with $78.1 million at their floors, which limited the overall reduction in rates.

Discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by two basis points in the fourth quarter of 2020 as compared to five basis points in the fourth quarter 2019 and two basis points for the year ended 2020 relative to four basis points for the same period in 2019. On December 31, 2020, the remaining balance of loan discount available to be accreted was $3.1 million.

Interest expense was $0.9 million for the fourth quarter of 2020, a favorable decline of $2.0 million, or 69%, relative to the fourth quarter of 2019. For the year ended 2020, compared to the same period in 2019, interest expense declined $8.2 million, or 60%, to $5.4 million due to lower rates, higher low or no cost deposits, and lower time deposits. The average balance of higher-cost time deposits declined by $60.4 million, or 11%, in the fourth quarter of 2020 as compared to the fourth quarter of 2019. The average 2020 year-to-date balance of such time-deposits declined by $60.8 million, or 11%, compared to the same period in 2019. The average balance of lower or no cost transaction and savings accounts increased $485.6 million, or 31.9%, for the fourth quarter of 2020 compared to the same period in 2019 and increased by $313.5 million, or 20.8%, for the year ended 2020 compared to the same period in 2019.

Provision for Loan and Lease Losses

The Company recorded a loan and lease loss provision of $2.2 million in the fourth quarter of 2020 relative to a provision of $0.5 million in the fourth quarter of 2019, and a year ended loan loss provision of $8.6 million at December 31, 2020 as compared to $2.6 million for the same period in 2019. The Company is subject to the adoption of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326) in 2020. However, in March 2020, the Company initially elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020. In December 2020, the Consolidated Appropriations Act 2021, extended the deferral of implementation of CECL from December 31, 2020, to the earlier of the first day of the fiscal year, beginning after the national emergency terminates or January 1, 2022. The Company initially elected in the first quarter of 2020 to postpone implementation and will now continue to postpone implementation in order to provide additional time to assess better the impact of the COVID-19 pandemic on the expected lifetime credit losses. At the time the initial decision was made, there was a significant economic uncertainty on the local, regional, and national levels as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company took actions to serve our communities during the pandemic, including permitting short-term payment deferrals to current customers, as well as originating bridge loans and SBA PPP loans. It was determined that more time is still needed to assess the impact of the uncertainty and related actions on the Company's allowance for loan and lease losses under the CECL methodology.

The Company's $1.7 million, or 340%, increase in provision for loan and lease losses in the fourth quarter of 2020 as compared to the fourth quarter of 2019, and the $6.0 million, or 235% increase for the year ended 2020 compared to the same period in 2019 is due to growth in organic non-owner occupied commercial real estate loans, downgrades of certain loans deferred under section 4013 of the Cares Act and the continued uncertainty surrounding the estimated impact that COVID-19 has had on the economy and our loan customers. Management evaluated its qualitative risk factors under our current incurred loss model and adjusted these factors for economic conditions, changes in the mix of the portfolio due to loans subject to a payment deferral, potential changes in collateral values due to reduced cash flows,

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January 25, 2021

and external factors such as government actions. In particular, the uncertainty regarding our customers' ability to repay loans could be adversely impacted by COVID-19, temporary business shut-downs, and reduced consumer and business spending.

Noninterest Income

Total noninterest income reflected an increase of $0.2 million, or 3%, for the quarter ended December 31, 2020, as compared to the same period in 2019, and $2.7 million, or 11%, for the year ended December 31, 2020, as compared to the same period in 2019. The fourth quarter 2020 increase in comparison to the same period in 2019 primarily resulted from a loss from the sale of investment securities in the fourth quarter of 2019. In comparing the year ended December 31, 2020, to the same period in 2019, the variances in noninterest income came from a $1.5 million gain from the wrap up of low-income housing tax credit fund investments, a decrease of $0.9 million in low-income housing tax credit fund expenses, an increase of $0.2 million in the valuation gain of restricted equity investments owned by the Company and a $0.6 million increase in the net gain on the sale of debt securities. Fluctuations in BOLI associated with deferred compensation plans contributed $0.2 million to the increase.

Service charges on customer deposit account income declined by $0.3 million, or 10%, to $3.0 million in the fourth quarter of 2020 as compared to the fourth quarter of 2019. This service charge income was $1.0 million lower, or 8%, for the year ended December 31, 2020, as compared to the same period in 2019. These declines are primarily a result of decreases in overdraft income offset by increases in interchange income and other deposit fees, including analysis fees.

Noninterest Expense

Total noninterest expense increased by $2.8 million, or 15%, in the fourth quarter of 2020 relative to the fourth quarter of 2019, and by $5.3 million, or 8%, during the year ended December 31, 2020, as compared to the same period in 2019.

Salaries and Benefits were $2.1 million, or 23%, higher in the fourth quarter of 2020 as compared to the fourth quarter of 2019 and $4.2 million, or 12%, higher for the year ended December 31, 2020, compared to the same period in 2019. The reason for this increase is due to several factors, including merit increases for employees due to annual performance evaluations for 2019, new loan production teams for the northern and southern California markets, and a focus on hiring additional senior-level staff and management. Salary expense deferrals related to loan originations were $0.8 million lower in the fourth quarter of 2020 relative to the fourth quarter of 2019 and $0.4 million lower for the year ended December 31, 2020, compared to the same period in 2019. There have not been any permanent or temporary reductions in employees as a result of COVID-19, although total full-time equivalent employees have declined from 513 at December 31, 2019, to 501 at December 31, 2020.

Occupancy expenses decreased $0.1 million, or 4% for the fourth quarter as compared to the fourth quarter 2019 but remained relatively flat for the respective year-to-date periods. Other noninterest expenses increased $0.8 million, or 12%, for the fourth quarter of 2020 as compared to the fourth quarter in 2019, and $1.1 million, or 5%, for the year ended December 31, 2020, as compared to the same period in 2019. The variance for the fourth quarter of 2020 compared to the same period in 2019 was primarily driven by a $0.2 million increase in deposit services expense, a $0.2 million increase in data processing expense, a $0.6 million increase in professional services, partially offset by a $0.2 million decrease in advertising costs. The $0.6 million change in professional services includes a $0.2 million increase in FDIC assessments due to the Small Bank Assessment credits applied against FDIC deposit insurance costs in the comparative quarter for 2019, and a $0.5 million increase in legal expenses partially offset by a $0.1 million decrease in director's deferred compensation expense, which is linked to the changes in BOLI income. For the year ended December 31, 2020, the $1.1 million increase in other noninterest expense was primarily driven by a $0.4 million increase in loan services costs (half of which was in foreclosed assets), a $0.5 million increase in deposit services costs, a $0.4 million increase in professional services (mostly in legal expenses and FDIC assessments), a $0.3 million increase in sundry losses, partially offset by a $0.7 million decrease in advertising costs

The Company's provision for income taxes was 24.6% of pre-tax income in the fourth quarter of 2020 relative to 23.8% in the fourth quarter of 2019, and 23.8% of pre-tax income for the year ended December 31, 2020, relative to 24.6% for

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January 25, 2021

the same period in 2019. The decrease in tax rate for the year ended December 31, 2020 is due mostly to a higher percent of tax-exempt income.

Balance Sheet Summary

Balance sheet changes for the year ended December 31, 2020 include an increase in total assets of $626.9 million, or 24%, due mostly to a $694.5 million increase, or 39%, in the net loan portfolio. This significant increase in loan balances in 2020 is due to a $507.9 million increase in non-agricultural real estate loans, a $119.4 million increase in PPP loans, and a $118.6 million increase in mortgage warehouse line utilization. Non-agricultural real estate loan balances increased due to deliberate efforts of our Northern and Southern market loan production teams. These real estate loans cover a variety of diverse purposes and were underwritten at conservative loan-to-values. Our loan pipeline at December 31, 2020, softened from the previous quarter due to a strategic shift to focus on further diversifying our loan mix, especially as it relates to non-owner occupied commercial real estate. Based on this pipeline, we expect continued loan growth in 2021 but at a significantly lower rate than what was experienced in 2020. Mortgage warehouse loan balances increased due to market factors favorably impacting line utilization due to both mortgage originations and refinancing activity, as well as normal seasonal mortgage activity.

The Company is participating in the second round of SBA PPP lending as permitted by the Consolidated Appropriations Act, 2021 for existing and potentially new customers.

With regards to line utilization, excluding mortgage warehouse and consumer overdraft lines, unused commitments were $259.6 million on December 31, 2020, as compared to $303.4 million on December 31, 2019. Commercial line utilization was 58% at December 31, 2020, as compared to 61% on December 31, 2019. Mortgage warehouse utilization was 71% at December 31, 2020, as compared to 59% on December 31, 2019.

The Company's core deposit intangible assets decreased $1.1 million to $4.3 million at December 31, 2020, from $5.4 million at December 31, 2019, due to amortization. Goodwill remained at $27.4 million at year end 2020 and was approximately 8% of total capital at December 31, 2020. The Company performed its annual goodwill assessment test at year end and, because the Company was trading above both book and tangible book value, indicating fair value above book value, no quantitative test of goodwill impairment was performed. The Company will continue to evaluate goodwill and will perform additional tests if necessary.

As of December 31, 2020, deposit balances reflected growth of $456.2 million, or 21%, for the year ended 2020. Core non-maturity deposits increased by $457.7 million, or 28%, during the year, while customer time deposits decreased by $51.4 million, or 11%. Wholesale brokered deposits increased $50.0 million, or 100%, during the year ended December 31, 2020. Overall noninterest-bearing deposits as a percent of total deposits at December 31, 2020, increased to 36.0% compared to 31.9% at December 31, 2019. Other interest-bearing liabilities of $217.2 million on December 31, 2020, are comprised of $39.1 million of customer repurchase agreements, $37.9 million in overnight FHLB borrowings, $5.0 million in short-term FHLB borrowings, $100.0 million in overnight fed funds purchased, and $35.1 million in subordinated debentures. The overall increase in borrowed funds was due mostly to support organic growth in non-owner occupied commercial real estate loans, PPP loans, and increased mortgage warehouse line utilization. It is anticipated that normal seasonal volatility will reduce utilization on mortgage warehouse lines, and PPP loans will start to be forgiven in 2021.

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January 25, 2021

The Company continues to have substantial liquidity. At December 31, 2020, and December 31, 2019, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Primary and Secondary Liquidity Sources	December 31, 2020	December 31, 2019
Cash and Due From Banks	$71,417	$80,077
Unpledged Investment Securities	311,983	366,012
Excess Pledged Securities	52,892	70,955
FHLB Borrowing Availability	535,404	443,200
Unsecured Lines of Credit	230,000	80,000
Funds Available through Fed Discount Window	58,127	59,198
Totals	$1,259,823	$1,099,441

In addition to the primary and secondary sources of liquidity listed above, the Company has also been approved to borrow from the Federal Reserve's Paycheck Protection Program Liquidity Facility (PPPLF) for any current balances of PPP loans at the time of borrowing. Should the Company wish to draw on the PPPLF, it would be required do so prior to March 31, 2021, and will be required to pledge individual SBA PPP loans as collateral. The loans are taken as collateral at their face value. Due to the Company's liquidity at December 31, 2020, and expected liquidity in the first quarter of 2021, it has elected not to utilize the PPPLF at this time.

Total capital of $343.9 million at December 31, 2020, reflects an increase of $34.6 million, or 11%, relative to year-end 2019. The increase in equity during the year ended 2020 was due to the addition of $35.4 million in net income and a $12.5 million favorable swing in accumulated other comprehensive income/loss, net of $12.2 million in dividends paid, and $2.6 million in stock repurchases prior to March 15, 2020. The remaining difference is related to stock options exercised during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, increased by $2.0 million to $8.6 million for the year ended 2020. The Company's ratio of nonperforming loans to gross loans decreased to 0.31% at December 31, 2020, from 0.33% at December 31, 2019. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations, carried at the fair value of the underlying collateral, net of expected disposition costs, or are sufficiently collateralized or supported by expected borrower payments such that no specific reserve or impairment is necessary for the impaired asset in question. There was a $1.2 million decrease during the year ended December 31, 2020, in past-due loans between 30-89 days and still accruing to $1.7 million. The Company's allowance for loan and lease losses was $17.7 million at December 31, 2020, as compared to a balance of $9.9 million at December 31, 2019. The $7.8 million increase during the year resulted from the addition of a $8.6 million loan loss provision for the year ended 2020, less $0.7 million in net charge offs recorded during the year. The additional loan loss provision in the year ended 2020 was precipitated primarily by the increase in non-owner-occupied commercial real estate loan balances, the downgrade of certain loans deferred due to COVID-19, as well as the impact of changes to qualitative factors associated with economic uncertainty during these unprecedented times. For further information regarding the Company's decision to defer the implementation of CECL under Section 4014 of the CARES Act, and its extension of such deferral under the Consolidated Appropriations Act, 2021, as well as further detail on the increase in provision during the year ended 2020, please see the discussion above under Provision for Loan and Lease Losses. The allowance was 0.72% of total loans at December 31, 2020, and 0.56% at December 31, 2019. Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2020, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

As discussed above under the Provision for Loan and Lease Losses, the Company recorded $8.6 million in provision for loan and lease losses in the year ended December 31, 2020, as compared to $2.6 million for the comparative period in 2019. This increase is primarily due to organic growth of non-owner occupied commercial real estate loans, certain downgrades to loans on deferral not treated as TDR loan modifications, and the uncertainty of economic risks associated with the COVID-19 pandemic.

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January 25, 2021

The Company provided loan modifications not designated as TDRs to its customers of $386.2 million, $28.3 million, and $2.8 million during the second, third, and fourth quarters of 2020, respectively.

At December 31, 2020, approximately 295 previously modified loans for $396.3 million have resumed normal payments, and are classified as performing loans. Previously modified loans charged off or past due greater than 30 days were less than $0.05 million.

Loan modifications not treated as TDRs were $29.5 million at December 31, 2020. Two loans for $6.3 million were extensions of loans previously modified, which had matured but needed additional time to resume payments. Of the total loans modified at year end, $14.7 million, or 50%, are hotels, and $14.0 million, or 47%, are lessors of non-residential buildings. Approximately 59% of loans currently under modification have maturities within 90 days, with the remaining 41% maturing within 180 days. All loans are well secured based on the most recent appraisal.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 43rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center, and a dedicated loan production office in Rocklin, California. In 2020, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers' actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 25, 2021

STATEMENT OF CONDITION
(balances in $000's, unaudited)

ASSETS	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Cash and Due from Banks	$71,417	$88,933	$156,611	$106,992	$80,077
Investment Securities	543,974	577,278	599,333	620,154	600,799

Real Estate Loans (Non-Agricultural)	1,766,018	1,695,918	1,463,235	1,259,448	1,258,081
Agricultural Real Estate Loans	129,905	127,963	134,454	141,740	144,033
Agricultural Production Loans	44,872	45,782	48,516	49,199	48,036
Commercial & Industrial Loans & Leases	209,048	217,224	221,502	111,990	115,532
Mortgage Warehouse Lines	307,679	287,516	338,124	228,608	189,103
Consumer Loans	5,589	5,897	6,266	7,040	7,780
Gross Loans & Leases	2,463,111	2,380,300	2,212,097	1,798,025	1,762,565
Deferred Loan & Lease Fees	(3,147)	(3,078)	(2,617)	2,741	2,896
Allowance for Loan & Lease Losses	(17,738)	(15,586)	(13,560)	(11,453)	(9,923)
Net Loans & Leases	2,442,226	2,361,636	2,195,920	1,789,313	1,755,538

Bank Premises & Equipment	27,505	27,216	27,779	28,425	27,435
Other Assets	135,620	144,555	130,401	125,585	129,970
Total Assets	$3,220,742	$3,199,618	$3,110,044	$2,670,469	$2,593,819

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$943,664	$975,750	$949,662	$704,700	$690,950
Interest-Bearing Transaction Accounts	668,346	656,922	641,815	576,014	549,812
Savings Deposits	368,420	361,857	346,262	304,894	294,317
Money Market Deposits	131,232	126,918	125,420	113,766	118,933
Customer Time Deposits	412,944	420,266	433,595	450,017	464,362
Wholesale Brokered Deposits	100,000	50,000	10,000	30,000	50,000
Total Deposits	2,624,606	2,591,713	2,506,754	2,179,391	2,168,374

Junior Subordinated Debentures	35,124	35,079	35,035	34,990	34,945
Other Interest-Bearing Liabilities	182,038	194,657	204,449	103,461	45,711
Total Deposits & Interest-Bearing Liabilities	2,841,768	2,821,449	2,746,238	2,317,842	2,249,030

Other Liabilities	35,078	41,922	36,373	33,168	35,504
Total Capital	343,896	336,247	327,433	319,459	309,285
Total Liabilities & Capital	$3,220,742	$3,199,618	$3,110,044	$2,670,469	$2,593,819

Sierra Bancorp Financial Results

January 25, 2021

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core Deposit Intangible	4,307	4,575	4,844	5,112	5,381
Total Intangible Assets	$31,664	$31,932	$32,201	$32,469	$32,738

CREDIT QUALITY
(balances in $000's, unaudited)
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Non-Accruing Loans	$7,598	$7,186	$5,808	$7,351	$5,737
Foreclosed Assets	971	2,970	2,893	766	800
Total Nonperforming Assets	$8,569	$10,156	$8,701	$8,117	$6,537

Performing TDR's (not included in NPA's)	$11,382	$7,708	$9,192	$8,188	$8,415
Net Charge Offs	$735	$687	$363	$270	$2,377

Past Due & Still Accruing (30-89)	$1,656	$7,201	$2,333	$4,071	$2,875
Loans deferred under CARES Act	$29,500	$405,858	$386,243	$-	$-

Non-Performing Loans to Gross Loans	0.31%	0.30%	0.26%	0.41%	0.33%
NPA's to Loans plus Foreclosed Assets	0.35%	0.43%	0.39%	0.45%	0.37%
Allowance for Loan Losses to Loans	0.72%	0.65%	0.61%	0.64%	0.56%

SELECT PERIOD-END STATISTICS
(unaudited)
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Shareholders Equity / Total Assets	10.7%	10.5%	10.5%	12.0%	11.9%
Gross Loans / Deposits	93.8%	91.8%	88.2%	82.5%	81.3%
Non-Interest Bearing Deposits / Total Deposits	36.0%	37.6%	37.9%	32.3%	31.9%

Sierra Bancorp Financial Results

January 25, 2021

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		Qtr Ended:	Year Ended:
	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019
Interest Income	$29,762	$29,043	$27,775	$110,243	$110,947
Interest Expense	930	969	2,953	5,408	13,578
Net Interest Income	28,832	28,074	24,822	104,835	97,369

Provision for Loan & Lease Losses	2,200	2,350	500	8,550	2,550
Net Interest after Provision	26,632	25,724	24,322	96,285	94,819

Service Charges	3,013	2,950	3,356	11,765	12,742
BOLI Income	415	1,310	567	2,412	2,184
Gain (Loss) on Investments	-	-	(227)	390	(198)
Other Noninterest Income	2,611	2,845	2,150	11,583	8,749
Total Noninterest Income	6,039	7,105	5,846	26,150	23,477

Salaries & Benefits	11,042	9,698	8,957	40,178	35,978
Occupancy Expense	2,452	2,559	2,550	9,842	9,845
Other Noninterest Expenses	7,263	7,046	6,475	25,892	24,755
Total Noninterest Expense	20,757	19,303	17,982	75,912	70,578

Income Before Taxes	11,914	13,526	12,186	46,523	47,718
Provision for Income Taxes	2,935	3,170	2,901	11,079	11,757
Net Income	$8,979	$10,356	$9,285	$35,444	$35,961

TAX DATA
Tax-Exempt Muni Income	$1,475	$1,467	$1,257	$5,707	$4,534
Interest Income - Fully Tax Equivalent	$30,154	$29,433	$28,109	$111,760	$112,152

Sierra Bancorp Financial Results

January 25, 2021

PER SHARE DATA
(unaudited)	Qtr Ended:		Qtr Ended:	Year Ended:
	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019
Basic Earnings per Share	$0.59	$0.68	$0.61	$2.33	$2.35
Diluted Earnings per Share	$0.58	$0.67	$0.60	$2.32	$2.33
Common Dividends	$0.20	$0.20	$0.19	$0.80	$0.74

Weighted Average Shares Outstanding	$15,222,044	$15,192,838	$15,285,413	$15,216,749	$15,311,113
Weighted Average Diluted Shares	$15,456,984	$15,387,309	$15,393,381	$15,280,325	$15,437,111

Book Value per Basic Share (EOP)	$22.35	$$21.92	$20.24	$22.35	$20.24
Tangible Book Value per Share (EOP)	$20.29	$$19.84	$$18.09	$20.29	$$18.09

Common Shares Outstanding (EOP)	$15,388,423	$15,341,723	$15,284,538	$15,388,423	$15,284,538

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:		Qtr Ended:	Year Ended:
	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019
Return on Average Equity	10.49%	12.34%	11.97%	10.80%	12.23%
Return on Average Assets	1.12%	1.34%	1.41%	1.22%	1.40%
Net Interest Margin (Tax-Equivalent)	3.91%	3.98%	4.15%	3.95%	4.19%
Efficiency Ratio (Tax-Equivalent)¹	58.68%	53.74%	57.30%	57.18%	57.46%
Net C/O's to Avg Loans (not annualized)	0.00%	0.01%	0.10%	0.04%	0.14%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities.

Sierra Bancorp Financial Results

January 25, 2021

AVERAGE BALANCES AND RATES
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 4,071	$ 2	0.20%	$ 6,942	$ 2	0.11%	$ 11,592	$ 49	1.68%
Taxable	338,554	1,657	1.95%	366,046	1,832	1.99%	422,813	2,448	2.30%
Non-taxable	225,583	1,461	3.26%	227,283	1,467	3.25%	181,633	1,257	3.48%
Total investments	568,208	3,120	2.46%	600,271	3,301	2.45%	616,038	3,754	2.63%

Loans and Leases: (3)
Real estate	1,866,418	21,629	4.61%	1,700,241	20,467	4.79%	1,413,347	19,719	5.54%
Agricultural Production	45,143	418	3.68%	47,733	435	3.63%	47,964	647	5.35%
Commercial	213,725	2,077	3.87%	226,511	2,485	4.36%	110,760	1,344	4.81%
Consumer	5,873	239	16.19%	6,226	236	15.08%	8,148	379	18.45%
Mortgage warehouse lines	270,401	2,250	3.31%	262,593	2,087	3.16%	203,593	1,883	3.67%
Other	1,617	29	7.13%	1,868	32	6.82%	2,596	49	7.49%
Total loans and leases	2,403,177	26,642	4.41%	2,245,172	25,742	4.56%	1,786,408	24,021	5.33%
Total interest earning assets (4)	2,971,385	29,762	4.04%	2,845,443	29,043	4.12%	2,402,446	$ 27,775	4.64%
Other earning assets	20,092			13,190			21,243
Non-earning assets	202,996			215,819			189,357
Total assets	$ 3,194,473			$ 3,074,452			$ 2,613,046

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 123,717	$ 69	0.22%	$ 140,634	$ 75	0.21%	$ 92,132	$ 69	0.30%
NOW	536,127	93	0.07%	516,915	89	0.07%	457,008	131	0.11%
Savings accounts	366,080	52	0.06%	354,331	51	0.06%	291,107	78	0.11%
Money market	129,536	27	0.08%	126,567	28	0.09%	126,211	45	0.14%
Time Deposits	416,069	310	0.30%	428,171	383	0.35%	479,441	1,779	1.47%
Wholesale Brokered Deposits	53,750	28	0.21%	29,696	15	0.20%	50,761	247	1.93%
Total interest bearing deposits	1,625,279	579	0.14%	1,596,314	641	0.16%	1,496,660	2,349	0.62%
Borrowed funds:
Junior Subordinated Debentures	35,098	253	2.87%	35,052	258	2.93%	34,919	430	4.89%
Other Interest-Bearing Liabilities	175,025	98	0.00%	107,596	70	0.26%	56,029	174	1.23%
Total borrowed funds	210,123	351	0.66%	142,648	328	0.91%	90,948	604	2.63%
Total interest bearing liabilities	1,835,402	930	0.20%	1,738,962	969	0.22%	1,587,608	2,953	0.74%
Demand deposits - Noninterest bearing	979,593			958,233			679,718
Other liabilities	39,106			43,521			38,038
Shareholders' equity	340,372			333,736			307,682
Total liabilities and shareholders' equity	$ 3,194,473			$ 3,074,452			$ 2,613,046

Interest income/interest earning assets			4.04%			4.12%			4.64%
Interest expense/interest earning assets			0.13%			0.14%			0.49%
Net interest income and margin (5)		$ 28,832	3.91%		$ 28,074	3.98%		$ 24,822	4.15%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $1.0 million and $(0.04) million for the quarters ended December 31, 2020 and 2019, respectively, and $1.3 million for the quarter ended September 30, 2020.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

January 25, 2021

Distribution, Rate & Yield
(dollars in thousands, except footnotes)
	Year Ended December 31,
	2020			2019			2018
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets	Balance(1)	Expense	Rate/Yield(2)	Balance(1)	Expense	Rate/Yield(2)	Balance(1)	Expense	Rate/Yield(2)
Investments:
Federal funds sold/due from banks	$25,228	$156	0.62%	$16,346	$376	2.30%	$13,237	$238	1.80%
Taxable	379,024	8,199	2.16%	423,453	10,139	2.39%	422,848	9,548	2.26%
Non-taxable	216,387	5,707	3.34%	160,787	4,534	3.57%	140,300	4,060	2.89%
Equity	—	—	—	—	—	—	—	—	—
Total investments	620,639	14,062	2.51%	600,586	15,049	2.71%	576,385	13,846	2.40%
Loans and Leases: (3)
Real estate	1,610,686	79,175	4.92%	1,440,465	79,777	5.54%	1,350,425	73,006	5.41%
Agricultural	47,299	1,887	3.99%	50,042	2,973	5.94%	52,031	2,980	5.73%
Commercial	179,924	6,738	3.74%	117,679	5,918	5.03%	124,809	5,969	4.78%
Consumer	6,584	1,069	16.24%	8,497	1,340	15.77%	9,755	1,251	12.82%
Mortgage warehouse	221,319	7,135	3.22%	134,171	5,695	4.24%	86,030	4,415	5.13%
Other	2,878	177	6.15%	2,894	195	6.74%	2,682	171	6.38%
Total loans and leases	2,068,690	96,181	4.65%	1,753,748	95,898	5.47%	1,625,732	87,792	5.40%
Total interest earning assets (4)	2,689,329	110,243	4.16%	2,354,334	110,947	4.76%	2,202,117	101,638	4.66%
Other earning assets	13,103			12,421			10,514
Non-earning assets	207,590			202,810			204,316
Total assets	$2,910,022			$2,569,565			$2,416,947

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$121,867	$278	0.23%	$106,849	$316	0.30%	$119,432	$364	0.30%
NOW	497,984	388	0.08%	444,619	524	0.12%	425,596	478	0.11%
Savings accounts	336,620	221	0.07%	289,727	308	0.11%	298,021	314	0.11%
Money market	124,755	128	0.10%	124,625	181	0.15%	149,024	146	0.10%
CDAR's	—	—	—	—	—	—	—	—	—
Certificates of deposit<$100,000	77,119	326	0.42%	88,792	1,035	1.17%	81,940	614	0.75%
Certificates of deposit>$100,000	359,687	2,361	0.66%	396,465	7,896	1.99%	310,880	5,039	1.62%
Brokered deposits	36,071	246	0.68%	48,392	1,120	2.31%	16,822	305	1.81%
Total interest bearing deposits	1,554,103	3,948	0.25%	1,499,469	11,380	0.76%	1,401,715	7,260	0.52%
Borrowed funds:
Federal funds purchased	1,918	4	0.21%	313	1	0.32%	22	—	—
Repurchase agreements	34,614	137	0.40%	22,090	88	0.40%	14,332	57	0.40%
Short term borrowings	54,244	102	0.19%	13,229	273	2.06%	8,967	196	2.19%
TRUPS	35,031	1,217	3.47%	34,853	1,836	5.27%	34,673	1,731	4.99%
Total borrowed funds	125,807	1,460	1.16%	70,485	2,198	3.12%	57,994	1,984	3.42%
Total interest bearing liabilities	1,679,910	5,408	0.32%	1,569,954	13,578	0.86%	1,459,709	9,244	0.63%
Non-interest bearing demand deposits	862,274			664,061			665,941
Other liabilities	39,510			41,563			30,383
Shareholders' equity	328,328			293,987			260,914
Total liabilities and shareholders' equity	$2,910,022			$2,569,565			$2,416,947

Interest income/interest earning assets			4.15%			4.76%			4.66%
Interest expense/interest earning assets			0.20%			0.58%			0.42%
Net interest income and margin(5)		$104,835	3.95%		$97,369	4.19%		$92,394	4.24%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis.
(3)	Loans are gross of the allowance for possible loan losses. Net loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $1.9 million, $(0.4) million, and $0.8 million for the years ended December 31, 2020, 2019, and 2018 respectively.
(4)	Non-accrual loans are slotted by loan type and have been included in total loans for purposes of total interest earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets (tax-equivalent).

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